Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 173 to the Registration Statement of Voya Equity Trust (Form N-1A No. 333-56881) of our report dated July 27, 2021 on the financial statements and financial highlights of Voya Large-Cap Growth Fund, Voya Large Cap Value Fund, Voya MidCap Opportunities Fund, Voya Multi-Manager Mid Cap Value Fund, Voya SmallCap Opportunities Fund, Voya U.S. High Dividend Low Volatility Fund, Voya Corporate Leaders® 100 Fund, Voya Small Company Fund, Voya Mid Cap Research Enhanced Index Fund and Voya Global Multi-Asset Fund (the "Funds") included in the Funds' annual report for the fiscal year ended May 31, 2021.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

September 24, 2021